As filed with the Securities and Exchange Commission on August 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AVITA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1021707
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

(Address of principal executive offices) (Zip code)

Individual Stock Option Grant Agreements

Individual Restricted Stock Unit Grant Agreements

AVITA Medical, Inc. 2020 Omnibus Incentive Plan, Amended and Restated

(Full title of the plan)

Nicole Kelsey

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

(661) 367-9170

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck
Sarah B. Axtell

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) on Form S-8 is being filed to register (i) an additional 2,500,000 shares (the “Omnibus Plan Shares”) of common stock under the AVITA Medical, Inc. 2020 Omnibus Incentive Plan, Amended and Restated (the “Omnibus Plan”), as a result of the stockholders of AVITA Medical, Inc. (the “Registrant” or the “Company”) approving an amendment to the Omnibus Plan to increase the shares of common stock available for issuance under the Omnibus Plan on June 4, 2025 at the Registrant’s 2025 Annual Meeting of Stockholders; and (ii) an aggregate of 605,902 shares of common stock that are issuable upon the exercise of 545,770 stock options and the vesting of 60,132 restricted stock units (“RSUs”) granted pursuant to individual stock option award and RSU award agreements approved by the Registrant’s stockholders on June 4, 2025 at the Registrant’s 2025 Annual Meetings of Stockholders.

The Registrant has previously registered 1,750,000 shares of common stock issuable under the Omnibus Plan on the registration statement on Form S-8 (Reg. No. 333-250924) filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) on November 24, 2020 and 2,500,000 shares of common stock issuable under the Omnibus Plan on the registration statement on Form S-8 (Reg. No. 333-73072) filed with the Commission on June 30, 2023 (the “Prior Registration Statements”). Under this Registration Statement, the Company is registering an additional 2,500,000 shares of common stock issuable under the Omnibus Plan. Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Prior Registration Statements previously filed with respect to the Omnibus Plan are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, AVITA Medical, Inc. is sometimes referred to as “Registrant,” “we,” “us,” “our,” or “AVITA”.

Item 3. Incorporation of Documents by Reference.

The SEC’s rules allow us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this Registration Statement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Registration Statement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or a subsequently filed document incorporated by reference modifies or replaces that statement.

We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)
our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 13, 2025;
(b)
the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2025;
(c)
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 filed with the SEC on May 8, 2025 and August 7, 2025, respectively;
(d)
our Current Reports on Form 8-K filed with the SEC (other than information furnished rather than filed) on March 17, 2025, May 15, 2025, June 5, 2025, August 6, 2025, and August 7, 2025;
(e)
the description of our common stock set forth on the Form 8-K12B filed with the SEC on June 30, 2020, including any amendment or reports filed for the purpose of updating this description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under current Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

Item 6. Indemnification of Directors and Officers.

We are a Delaware corporation and certain provisions of Delaware law and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is set forth below, but that description is qualified in its entirety by reference to the relevant Section of the DGCL.

In general, the DGCL provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the Company’s best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, or by independent legal counsel, or by vote of the stockholders, that the applicable standard of conduct was met by the individual to be indemnified. The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of such improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the director, officer, employee or agent furnishes to the Company a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the Company.

The section of the DGCL cited above further specifies that any provisions for indemnification of, or advances for expenses, does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors, and administrators of such directors, officers, employees or agents of the Company.

The provision of the DGCL cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against, or incurred by, him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article V of our certificate of incorporation provides that the Company shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit; provided that, officers may not be indemnified for actions by or in the right of the corporation. Article VI of our certificate of incorporation provides that we shall exculpate our directors from personal liability either to the Company or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Our amended and restated bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (all such persons being referred to as a “Covered Person”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding (other than a Proceeding commenced by such Covered Person unless such commencement was authorized by our Board of Directors), whether civil, criminal, administrative or investigative (referred to as a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was our director or officer or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. We will also, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding will be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified by us.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and settlement amounts reasonably incurred by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, employees, or agents pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, may be unenforceable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B filed with the SEC on June 30, 2020 and incorporated herein by reference)

4.2

Certificate of Amendment of Certificate of Incorporated (filed as Exhibit 3.2 to the Registrant’s Transition Report on Form 10-KT filed with the SEC on February 28, 2022 and incorporated herein by reference)

4.3	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on May 15, 2025 and incorporated herein by reference)

4.4

Specimen Stock Certificate for Shares of the Common Stock of the Registrant (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12B filed with the SEC on June 30, 2020 and incorporated herein by reference)

5.1+	Opinion of Latham & Watkins LLP

23.1+	Consent of Grant Thornton LLP

23.2+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included on signature page)

99.1#	2020 Omnibus Incentive Plan (filed as Exhibit 10.29 to the Registrant’s Annual Report on Form 10-KT filed with the SEC on February 28, 2022 and incorporated herein by reference)

99.2#

Amendment No. 1 to the Registrant’s 2020 Omnibus Incentive Plan (filed as Annexure A to the Registrant’s Definitive Proxy Statement on Form DEF 14A filed with the SEC on April 14, 2023 and incorporated herein by reference)

99.3#	Form of Stock Option Grant (filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-K filed with the SEC on February 23, 2023 and incorporated herein by reference)

99.4#	Form of RSU Agreement (filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-K filed with the SEC on February 23, 2023 and incorporated herein by reference)

107	Filing Fee Table*

+ Filed herewith

# Indicates management contract or compensatory plan

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on August 8, 2025.

AVITA MEDICAL, INC.

By: /s/ James Corbett
James Corbett Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James Corbett and Nicole Kelsey, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ James Corbett	Chief Executive Officer and Director
James Corbett	(Principal Executive Officer)

/s/ David O'Toole	Chief Financial Officer
David O'Toole	(Principal Financial and Accounting Officer)

/s/ Lou Panaccio	Director
Lou Panaccio

/s/ Suzanne Crowe	Director
Suzanne Crowe

/s/ Jeremy Curnock Cook	Director
Jeremy Curnock Cook

/s/ Robert McNamara	Director
Robert McNamara

/s/ Jan Stern Reed	Director
Jan Stern Reed

/s/ Dr. Michael Tarnoff	Director
Dr. Michael Tarnoff

/s/ Cary Vance	Director
Cary Vance